                                                                 Morgan Stanley
                                                                 Charter Series

       June 2005
       Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated April 25, 2005.

                                                          Issued: July 29, 2005

[LOGO] Morgan Stanley

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                   INCEPTION-  COMPOUND
                                                                                                    TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004    2005     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %       %         %          %
------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9    7.6      24.6        8.3
                                                                     (3 mos.)             (6 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6)  (15.3)    65.7        4.6
                 (10 mos.)                                                                (6 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3   (16.3)    85.5       10.2
                                               (10 mos.)                                  (6 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3)  (8.0)     (3.2)      (0.5)
                                               (10 mos.)                                  (6 mos.)
------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION

330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700

Morgan Stanley Charter Series
Monthly Report
June 2005

Dear Limited Partner:

 The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of June 30, 2005 was as follows:

                                                                   % CHANGE
    FUND                                                    N.A.V. FOR MONTH
    ------------------------------------------------------------------------
    Charter Campbell                                        $12.46   6.51%
    ------------------------------------------------------------------------
    Charter MSFCM                                           $16.57   1.85%
    ------------------------------------------------------------------------
    Charter Graham                                          $18.55   5.01%
    ------------------------------------------------------------------------
    Charter Millburn                                         $9.68   4.17%
    ------------------------------------------------------------------------

 Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

 The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.

CHARTER CAMPBELL

                                    [CHART]

                  Month        YTD
		  Ended       Ended
		 June 30,    June 30,
		   2005	       2005
                 -------     -------
Currencies         3.34%      4.09%
Interest Rates     2.60%      8.93%
Stock Indices     -0.15%     -3.66%
Energies           1.16%      1.53%
Metals             0.11%      0.15%


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the currency markets, long U.S. dollar positions, particularly against the euro, Swiss franc, and Japanese yen, experienced gains as the value of the U.S. dollar trended higher against these currencies. Weakness in the euro amid pessimism for the future of Europe's integration put upward pressure on the U.S. dollar against major foreign currencies. Further affecting European and Asian currency values was data indicating a slowing in the euro-zone economy and Japanese economies. The U.S. dollar continued to advance during mid-month after better-than-expected U.S. trade statistics and speculation that the U.S. Current-Account deficit may be stabilizing or even improving. Then at the end of the month, additional gains were experienced from long U.S. dollar positions against the euro, franc, and yen as the U.S. dollar's value advanced after the ninth consecutive quarter-point interest rate hike by the U.S. Federal Reserve.

CHARTER CAMPBELL
FACTORS INFLUENCING MONTHLY TRADING GAINS: (continued)

.. In the global interest rate futures markets, gains were recorded from long positions in European interest rate futures as prices trended higher. Early in the month, prices were supported by European Central Bank ("ECB") officials' decision to keep key interest rates unchanged and increased pressure on the ECB to help revive Europe's stagnant economy. Towards the latter half of the month, long positions in European interest rate futures experienced further gains as prices continued to move higher after the Swedish Central Bank made a sharper cut in interest rates than had been expected. Higher oil prices and uncertainty regarding the direction of the global economy boosted European fixed-income prices further.

.. In the energy markets, gains were recorded during the month from long positions in crude oil and its related products as prices moved higher amid concerns that production facilities in the Gulf of Mexico would be affected by a higher tropical storm and news of weak supply by the Energy Information Administration.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global stock index futures markets, losses were recorded from short positions in the U.S. equity index futures early in the month as prices increased on optimism regarding the future of the U.S. economy. Newly established long positions in the U.S. equity index futures resulted in additional losses as prices declined towards the end of the month on investor worries regarding high oil prices.

CHARTER MSFCM


                                    [CHART]

                  Month       YTD
		  Ended      Ended
		 June 30,   June 30,
		   2005	      2005
                 -------   --------
Currencies        2.17%    -13.72%
Interest Rates    3.15%      4.83%
Stock Indices     1.09%      2.16%
Energies         -2.84%     -4.49%
Metals           -1.16%     -1.09%


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the global interest rate futures markets, gains were recorded from long positions in the European and Japanese interest rate futures as prices trended higher throughout the month. Early in the month, European fixed income prices were supported by European Central Bank ("ECB") officials' decision to keep key interest rates unchanged and increased pressure on the ECB to help revive Europe's stagnant economy. Elsewhere in the global fixed income markets, long positions in Japanese interest rate futures recorded gains early in June as prices moved higher after the release of weak economic data from Japan. Later in the month, long positions in European interest rate futures experienced further gains as prices continued to move higher after the Swedish Central Bank made a sharper cut in interest rates than had been expected. Higher oil prices and uncertainty regarding the direction of the global economy boosted European and Japanese fixed-income prices further.

CHARTER MSFCM
FACTORS INFLUENCING MONTHLY TRADING GAINS: (continued)

.. In the currency markets, long U.S. dollar positions, particularly against the Swedish krona, Japanese yen, Swiss franc, and the euro, experienced gains as the value of the U.S. dollar continued to trend higher against these currencies. Weakness in the euro amid pessimism for the future of Europe's integration put upward pressure on the U.S. dollar against major foreign currencies. Further affecting European and Asian currency values was data indicating a slowing in the euro-zone and Japanese economies. The U.S. dollar continued to advance during mid-month after better-than-expected U.S. trade statistics and speculation that the U.S. Current-Account deficit may be stabilizing or even improving. Then at the end of the month, additional gains were experienced from long U.S. dollar positions against the euro, franc, and yen as the U.S. dollar's value advanced after the ninth consecutive quarter-point interest rate hike by the U.S. Federal Reserve.

.. In the global stock index futures markets, gains were recorded from long positions in European equity index futures as prices rallied higher on the perception that weakness in the euro could stimulate the European economy by making exports more attractive to foreign buyers. Prices were also bolstered by strong economic data out of the U.S. and news of a trade deal between the European Union and China that would avoid tariffs and manage the growth of Chinese textile imports to Europe through the end of 2008.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the energy markets, losses were incurred early in the month from short positions in natural gas futures as prices reversed higher on supply worries after a tropical storm entered the Gulf of Mexico. Additionally, losses were experienced from short positions in crude oil futures early in the month as prices increased due to news of weak supply from the Energy Information Administration.

.. In the metals markets, losses were recorded from positions in copper futures as prices moved without consistent direction amid conflicting news regarding supply and demand. Further losses were experienced from both long and short positions in gold futures after significant volatility in market prices resulted in trendless markets.

CHARTER GRAHAM


                    Month        YTD
		    Ended       Ended
		   June 30,    June 30,
		     2005	 2005
                   -------     -------
Currencies           2.30%     -4.58%
Interest Rates       4.07%      2.96%
Stock Indices        0.98%     -5.82%
Energies            -1.25%     -4.32%
Metals              -0.51%     -1.32%
Agriculturals       -0.22%     -1.36%


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the global interest rate futures markets, gains were recorded from long positions in European interest rate futures as prices trended higher throughout the month. Early in the month, prices were supported by European Central Bank ("ECB") officials' decision to keep Europe's key interest rates unchanged and increased pressure on the ECB to help revive Europe's stagnant economy. Long positions in U.S. interest rate futures also profited after U.S. fixed income prices increased following the release of a weaker-than-expected report on U.S. manufacturing activity and expectations that the U.S. Federal Reserve would continue to raise rates at a measured pace. Later in the month, long positions in European interest rate futures experienced further gains as prices continued to move higher after the Swedish Central Bank made a sharper cut in interest rates than had been expected. Higher oil prices and uncertainty regarding the direction of the global economy boosted global fixed-income prices further.

CHARTER GRAHAM
FACTORS INFLUENCING MONTHLY TRADING GAINS: (continued)

.. In the currency markets, long U.S. dollar positions, particularly against the euro, Swiss franc, and Japanese yen experienced gains as the value of the U.S. dollar trended higher against these currencies. Weakness in the euro amid pessimism for the future of Europe's integration put upward pressure on the U.S. dollar against major foreign currencies. Further affecting European and Asian currency values was data indicating a slowing in the euro-zone and Japanese economies. The U.S. dollar continued to advance during mid-month after better-than-expected U.S. trade statistics and speculation that the U.S. Current-Account deficit may be stabilizing or even improving. Then at the end of the month, additional gains were experienced from long U.S. dollar positions against the euro, franc, and yen as the U.S. dollar's value advanced after the ninth consecutive quarter-point interest rate hike by the U.S. Federal Reserve.

.. In the global stock index futures markets, gains were recorded from long positions in European equity index futures as prices rallied higher on the perception that weakness in the euro could stimulate the European economy by making exports more attractive to foreign buyers. Prices were also bolstered by strong economic data out of the U.S. and news of a trade deal between the European Union and China that would avoid tariffs and manage the growth of Chinese textile imports to Europe through the end of 2008.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the energy markets, losses were incurred early in the month from short positions in crude oil and natural gas futures as prices reversed higher on production concerns after a tropical storm entered the Gulf of Mexico and news of weak supply by the Energy Information Administration. Additionally, losses were recorded late in the month from newly established long positions in crude oil as prices reversed lower in response to profit-taking at the end of second quarter, news of rising U.S. oil supplies, and solid refinery output.

.. In the metals markets, losses were experienced from both long and short positions in gold futures after significant price volatility resulted in trendless markets.

.. Losses resulted in the agricultural markets from long coffee futures positions after prices fell amid news of growth in exports from coffee-producing countries.

CHARTER MILLBURN


                  Month        YTD
		  Ended       Ended
		 June 30,    June 30,
		   2005	       2005
                  -------     -------
Currencies         1.82%      -5.58%
Interest Rates     2.76%       7.73%
Stock Indices      1.48%      -1.01%
Energies           0.49%       0.37%
Metals            -0.81%      -1.43%
Agriculturals     -0.84%      -3.38%


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the global interest rate futures markets, gains were recorded from long positions in European interest rate futures as prices trended higher. Early in the month, prices were supported by European Central Bank ("ECB") officials' decision to keep key interest rates unchanged and increased pressure on the ECB to help revive Europe's stagnant economy. Towards the latter half of the month, long positions in European interest rate futures experienced further gains as prices continued to move higher after the Swedish Central Bank made a sharper cut in interest rates than had been expected. Higher oil prices and uncertainty regarding the direction of the global economy boosted European fixed-income prices further.

.. In the currency markets, short positions in the Japanese yen and the euro against most their major rivals experienced gains throughout the month. Weakness in the euro persisted amid pessimism for the future of Europe's integration after the recent defeat of the European constitution by France and the Netherlands. Further affecting European and Asian currency values was data indicating a slowing in the euro-zone and Japanese economies.

CHARTER MILLBURN
FACTORS INFLUENCING MONTHLY TRADING GAINS: (continued)

.. In the global stock index futures markets, gains were recorded from long positions in European equity index futures as prices rallied higher on the perception that weakness in the euro could stimulate the European economy by making exports more attractive to foreign buyers. Prices were also bolstered by strong economic data out of the U.S. and news of a trade deal between the European Union and China that would avoid tariffs and manage the growth of Chinese textile imports to Europe through the end of 2008.

.. In the energy markets, gains were recorded during the month from long positions in crude oil and its related products as prices moved higher amid concerns that production facilities in the Gulf of Mexico would be affected by a newly formed tropical storm and news of weak supply by the Energy Information Administration.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the agricultural markets, losses were recorded from long futures positions in soybeans and its related products as prices moved lower on news of increased supply as reported by the U.S. Department of Agriculture and expectations of beneficial weather in U.S. growing regions.

.. In the metals markets, losses were recorded from long futures positions in nickel, zinc, lead, and silver after prices declined due to a higher U.S. dollar.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED JUNE 30, 2005 (UNAUDITED)

                                    Morgan Stanley              Morgan Stanley              Morgan Stanley
                                 Charter Campbell L.P.        Charter MSFCM L.P.          Charter Graham L.P.
                              --------------------------  --------------------------  --------------------------
                                           Percentage of               Percentage of               Percentage of
                                           June 1, 2005                June 1, 2005                June 1, 2005
                                             Beginning                   Beginning                   Beginning
                                Amount    Net Asset Value   Amount    Net Asset Value   Amount    Net Asset Value
                              ----------  --------------- ----------  --------------- ----------  ---------------
                                  $              %            $              %            $              %
INVESTMENT INCOME
  Interest income (Note 2)       721,199        .23          440,547         .24       1,002,688        .24
                              ----------       ----       ----------       -----      ----------       ----

EXPENSES
  Brokerage fees (Note 2)      1,666,565        .52          948,686         .52       2,164,413        .52
  Management fees (Note 2&3)     706,624        .23          303,580         .17         692,613        .17
                              ----------       ----       ----------       -----      ----------       ----
   Total Expenses              2,373,189        .75        1,252,266         .69       2,857,026        .69
                              ----------       ----       ----------       -----      ----------       ----

NET INVESTMENT LOSS           (1,651,990)      (.52)        (811,719)       (.45)     (1,854,338)      (.45)
                              ----------       ----       ----------       -----      ----------       ----

TRADING RESULTS
Trading profit (loss):
  Realized                    22,625,449       7.07       (3,819,024)      (2.10)        153,388        .04
  Net change in unrealized      (129,437)      (.04)       8,007,885        4.40      22,504,022       5.42
                              ----------       ----       ----------       -----      ----------       ----
   Total Trading Results      22,496,012       7.03        4,188,861        2.30      22,657,410       5.46
                              ----------       ----       ----------       -----      ----------       ----

NET INCOME                    20,844,022       6.51        3,377,142        1.85      20,803,072       5.01
                              ==========       ====       ==========       =====      ==========       ====

                                    Morgan Stanley
                                Charter Millburn L.P.
                              -------------------------
                                          Percentage of
                                          June 1, 2005
                                            Beginning
                                Amount   Net Asset Value
                              ---------  ---------------
                                  $             %
INVESTMENT INCOME
  Interest income (Note 2)      112,818        .22
                              ---------       ----

EXPENSES
  Brokerage fees (Note 2)       268,820        .52
  Management fees (Note 2&3)     86,022        .17
                              ---------       ----
   Total Expenses               354,842        .69
                              ---------       ----

NET INVESTMENT LOSS            (242,024)      (.47)
                              ---------       ----

TRADING RESULTS
Trading profit (loss):
  Realized                     (311,698)      (.60)
  Net change in unrealized    2,705,654       5.24
                              ---------       ----
   Total Trading Results      2,393,956       4.64
                              ---------       ----

NET INCOME                    2,151,932       4.17
                              =========       ====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED JUNE 30, 2005 (UNAUDITED)

                            MORGAN STANLEY                        MORGAN STANLEY                        MORGAN STANLEY
                         CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                    CHARTER GRAHAM L.P.
                 ------------------------------------- ------------------------------------- ----------------------------
                      UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                 --------------  -----------  -------- --------------  -----------  -------- --------------  -----------
                                      $          $                          $          $                          $

Net Asset Value,
 June 1, 2005    27,344,555.269  319,960,784   11.70   11,199,671.779  182,147,750   16.26   23,524,943.228  415,567,376

Net Income             --         20,844,022     .76         --          3,377,142     .31         --         20,803,072
Redemptions        (485,288.465)  (6,047,977)  12.46     (310,896.189)  (5,151,550)  16.57     (492,012.789)  (9,126,837)
Subscriptions       696,767.273    8,681,720   12.46       74,577.616    1,235,751   16.57      413,520.896    7,670,812
                 --------------  -----------           --------------  -----------           --------------  -----------

Net Asset Value,
 June 30, 2005   27,556,034.077  343,438,549   12.46   10,963,353.206  181,609,093   16.57   23,446,451.335  434,914,423
                 ==============  ===========           ==============  ===========           ==============  ===========

                                    MORGAN STANLEY
                                 CHARTER MILLBURN L.P.
                 --------------------------------------------
                 PER UNIT     UNITS        AMOUNT    PER UNIT
                 -------- -------------  ----------  --------
                    $                        $          $

Net Asset Value,
 June 1, 2005     17.66   5,552,479.205  51,613,401    9.30

Net Income          .89         --        2,151,932     .38
Redemptions       18.55    (291,035.464) (2,817,223)   9.68
Subscriptions     18.55      51,584.124     499,334    9.68
                          -------------  ----------

Net Asset Value,
 June 30, 2005    18.55   5,313,027.865  51,447,444    9.68
                          =============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is VK Capital Inc. ("VK Capital," formerly, Morgan Stanley Futures & Currency Management Inc.).
Demeter, Morgan Stanley DW, MS & Co., MSIL, and VK Capital are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income equal to 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.25% of the Partnership's Net Assets as of the first day of each month (a 6.25% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
  Effective July 1, 2005, brokerage fees will be reduced to 1/12 of 6.00% of the Partnership's Net

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

Assets as of the first day of each month (a 6.00% annual rate.)

OPERATING EXPENSES. The Partnerships incur a monthly management fee and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner upon five business days advance notice by redemption form to Demeter. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

  Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with VK Capital to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to VK Capital.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter MSFCM L.P.
  VK Capital Inc.

  Effective April 28, 2005, Morgan Stanley Futures & Currency Management Inc. changed its name to VK Capital Inc.

Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.

Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.

INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)

quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.

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